August 2007	Pricing Sheet dated August 23, 2007 relating to
Preliminary Pricing Supplement No. 342 dated July 26, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Commodities
Buffered Commodity-Linked Notes due February 28, 2011
Based on the Performance of a Basket of Ten Commodities and Two Commodity Indices
P R I C I N G T E R M S – A U G U S T 2 3 , 2 0 0 7
Issuer:	Morgan Stanley
Issue price:	$1,000 (see “Commissions and issue price” below)
Stated principal amount:	$1,000
Aggregate principal amount	$3,452,000
Pricing date:	August 23, 2007
Original issue date:	August 30, 2007 (5 business days after the pricing date)
Maturity date:	February 28, 2011
Interest:	None
Basket:		Basket Commodities	Basket Weighting	Initial Value
		S&P GSCITM Agricultural Index – Excess Return (“agricultural index”)	20%	68.54885
		S&P GSCITM Livestock Index – Excess Return (“livestock index”)	10%	379.223
		High Grade Primary Aluminum (“aluminum”)	7%	2,482.50
		Copper-Grade A (“copper”)	7%	7,379.50
		Gold (“gold”)	5%	660.75
		Standard Lead (“lead”)	5%	3,200
		Primary Nickel (“nickel”)	6%	28,100
		Special High Grade Zinc (“zinc”)	5%	3,200
		Natural gas (“natural gas”)	10%	5.622
		New York Harbor Reformulated Gasoline Blendstock for Oxygen Blending (“RBOB gasoline”)	5%	192.32
		New York Harbor No. 2 heating oil (“heating oil”)	5%	196.10
		West Texas Intermediate light sweet crude oil (“WTI crude oil”)	15%	69.83
Payment at maturity:
The payment at maturity per $1,000 stated principal amount will equal:
▪  If the basket percentage increase is positive: $1,000 + ($1,000 x basket percentage increase x participation rate)
▪  If the basket performance factor is less than or equal to 100% but greater than or equal to 80%: $1,000
▪  If the basket performance factor is less than 80%: ($1,000 x basket performance factor) + $200, which will be an amount less than the stated principal amount

Participation rate:	175%
Minimum payment at maturity:	$200 per stated principal amount
Maximum payment at maturity:	The payment at maturity is not capped
Basket percentage increase:
Sum of the products of (x) the final basket commodity value for each basket commodity minus the initial basket commodity value for such basket commodity divided by the initial basket commodity value for such basket commodity times (y) the basket weighting for such basket commodity

Basket performance factor:
Sum of the products of (x) the final basket commodity value for each basket commodity divided by the initial basket commodity value for such basket commodity times (y) the basket weighting for such basket commodity.

Initial basket commodity value:
agricultural index / livestock index: official settlement price on the pricing date aluminum / copper / lead / nickel / zinc: official cash offer price per metric ton on the pricing date gold: official afternoon fixing price per troy ounce on the pricing date natural gas / RBOB gasoline / heating oil / WTI crude oil: official settlement price of the first nearby month futures contracts on the pricing date

Final basket commodity value:	The price for each basket commodity on the valuation date
Valuation date:	February 16, 2011
CUSIP:	617446P29
Minimum ticketing size:	20 notes
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions(1)	Proceeds to Company
	Per note	$1,000	$22.50	$977.50
	Total	$3,452,000	$77,670	$3,374,330
(1)           For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

“S&P GSCITM” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Morgan Stanley.  The notes are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCEPTED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 342 dated July 26, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.  The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.